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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
===============================================================================
The weighted average number of common and common share equivalents on a primary and full-diluted basis are as follows:


Primary


                                                 For the Three Months    For the Three Months
                                                    ended March 30,         ended March 31,
                                                    ---------------         ---------------


                                                        1996                  1995
                                                        ----                  ----
Weighted average common shares outstanding            10,571,249            10,565,457

Shares issued from assumed exercise of
   incentive stock options                                 9,515                   -0-

Shares issued from assumed exercise of
   nonqualified stock options(1)                          60,952               116,880
                                                     -----------           -----------

Weighted average number of shares
   outstanding, as adjusted                           10,641,716            10,682,337
                                                     ===========           ===========



Income form Continuing Operations                    $ 1,279,000           $ 2,528,000
                                                     -----------           -----------
Income from Discontinued Operations                      969,000               105,000
                                                     -----------           -----------
Extraordinary Loss                                      (527,000)                   --
                                                     -----------           -----------
   Net Income                                          1,721,000             2,633,000
   Preferred Dividends                                    (2,000)                   --
                                                     -----------           -----------
Earnings Applicable to Common Stock                  $ 1,719,000           $ 2,633,000
                                                     ===========           ===========

Earnings (Loss) per share
   Continuing Operations                             $       .12           $       .24
   Discontinued Operations                                   .09                   .01
   Extraordinary Item                                       (.05)
                                                     -----------           -----------
       Total                                         $       .16           $       .25
                                                     ===========           ===========



(1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

Note: Fully diluted earnings per share are not presented because the difference from primary earnings per share is insignificant for all periods presented.